Exhibit 99.1

4125 Hopyard Road Pleasanton, CA 94588 (925) 737-3500

FOR IMMEDIATE RELEASE

Investor Contact:
Steven Klei
Executive Vice President, Finance
Chief Financial Officer
(925) 737-3110

ProBusiness Announces Preliminary Third-Quarter Results

PLEASANTON, Calif — April 10, 2003 — ProBusiness Services, Inc. (Nasdaq:PRBZ), today announced preliminary financial results for its third fiscal quarter ended March 31, 2003. Based on preliminary information, total revenues for the quarter are expected to be in the range of $44 million to $46 million. While revenue results are within the range of market expectations, transaction-related costs for the company’s planned merger with Automatic Data Processing (ADP)(NYSE:ADP) are expected to impact ProBusiness’ bottom-line results. Consequently, the company anticipates reporting a net loss per share according to generally accepted accounting principles (GAAP) and post preferred dividends, of approximately $0.15 — $0.18 per share. Cash and liquid investments are projected to be in excess of $80 million at March 31, 2003.

On January 6, 2003, ProBusiness and ADP announced that they had entered into a merger agreement providing for the acquisition of ProBusiness by ADP for $17.00 per common share in cash. The transaction is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. As announced on February 14, 2003, the Department of Justice, Antitrust Division (DOJ), requested additional information and documentary material in connection with its review of the proposed merger. On March 25, 2003, ProBusiness stockholders approved the merger at a special stockholders’ meeting.

“Our clients remained committed to ProBusiness’ service excellence during the quarter as we continue to maintain our strong relationships with our clients. As expected, the transaction-related impact of the planned merger has been significant,” stated Thomas Sinton, president and chief executive officer.

“We estimate the transaction-related impact on our third-quarter earnings to be in the range of $6.5 million — $8.5 million, with the most significant impact resulting from legal and professional fees, and employee retention programs. We expect that in the current quarter we will begin to see an impact on future revenue growth as a result of the pending merger, and that we will continue to experience significant transaction-related impacts,” commented Steven Klei, executive vice president, finance and chief financial officer.

ProBusiness cautions that its anticipated results are preliminary, based on the best information currently available, and subject to the closing of its financial records and customary quarterly accounting procedures. The company plans to announce its final results for the third quarter after the close of market on April 30, 2003 at which time additional commentary will be provided.

The information in this release regarding expected third-quarter results and expected transaction related impacts is forward looking and preliminary. These statements are neither promises nor guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, adjustments made during the routine process of closing the quarter and management review, the risk that ProBusiness may not continue to maintain strong relationships with its clients; the risk that the merger may not be consummated in a timely manner, or at all, and other risks concerning ProBusiness and its operations that are detailed in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.